SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          Aurora Oil & Gas Corporation
             ------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    052036100
             ------------------------------------------------------
                                 (CUSIP NUMBER)

                                 August 8, 2006
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                               Page 1 of 14 Pages

CUSIP No. 052036100                   13G                     Page 2 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Rubicon Master Fund
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3)    SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4))
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                OO

________________________________________________________________________________

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 052036100                   13G                     Page 3 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Rubicon Fund Management Ltd.
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3) SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                OO
________________________________________________________________________________

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 052036100                   13G                     Page 4 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Rubicon Fund Management LLP
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3)    SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                OO

________________________________________________________________________________

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 052036100                   13G                     Page 5 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Paul Anthony Brewer
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3)    SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                IN

________________________________________________________________________________

CUSIP No. 052036100                   13G                     Page 6 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Jeffrey Eugene Brummette
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3)    SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                IN

________________________________________________________________________________

CUSIP No. 052036100                   13G                     Page 7 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            William Francis Callanan
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3)    SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                IN

________________________________________________________________________________

CUSIP No. 052036100                   13G                     Page 8 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Vilas Gadkari
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3)    SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                IN

________________________________________________________________________________

CUSIP No. 052036100                   13G                     Page 9 of 14 Pages

________________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Horace Joseph Leitch III
________________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________________
     (3)    SEC USE ONLY

________________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

________________________________________________________________________________
               (5)  SOLE VOTING POWER
                    -0-
NUMBER OF      _________________________________________________________________
SHARES
BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY            11,750,000 (see Item 4)
EACH           _________________________________________________________________
REPORTING      (7)  SOLE DISPOSITIVE POWER
PERSON WITH         -0-
               _________________________________________________________________
               (8)  SHARED DISPOSITIVE POWER
                    11,750,000 (see Item 4)
________________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    11,750,000 (see Item 4)
________________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES**

                                                                           [ ]
________________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            14.32%

________________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON**
                                                IN

________________________________________________________________________________

CUSIP No. 052036100                   13G                    Page 10 of 14 Pages

Item 1.

(a)   Name of Issuer

            Aurora Oil & Gas Corporation, an Utah corporation (the "Company")

(b)   Address of Issuer's Principal Executive Offices:

         4110 Copper Ridge Drive, Suite 100
         Traverse City, Michigan 49684

Item 2(a).  Name of Person Filing

            This statement is filed by (i) Rubicon Master Fund; (ii) Rubicon Fund Management Ltd., with respect to shares beneficially owned by Rubicon Master Fund; (iii) Rubicon Fund Management LLP, with respect to shares beneficially owned by Rubicon Master Fund; (iv) Paul Anthony Brewer, with respect to shares beneficially owned by Rubicon Master Fund; (v) Jeffrey Eugene Brummette, with respect to shares beneficially owned by Rubicon Master Fund;
(vi) William Francis Callanan with respect to shares beneficially owned by Rubicon Master Fund; (vii) Vilas Gadkari with respect to shares beneficially owned by Rubicon Master Fund; and (ix) Horace Joseph Leitch III, with respect to shares beneficially owned by Rubicon Master Fund.

Item 2(b).  Address of Principal Business Office

            The address of (i) Rubicon Master Fund is P.O. Box 309, Ugland House, George Town, Cayman Islands, (ii) Rubicon Fund Management Ltd. is P.O. Box 309, Ugland House, George Town, Cayman Islands, (iii) Rubicon Fund Management LLP is 103 Mount St., London W1K2TJ, United Kingdom and (iv) each of the individuals is 103 Mount St., London W1K2TJ, United Kingdom.

Item 2(c)   Citizenship

            Rubicon Master Fund and Rubicon Fund Management Ltd. are companies organized under the laws of the Cayman Islands. Rubicon Fund Management LLP is a Limited Liability Partnership organized under the laws of the United Kingdom. Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari and Horace Joseph Leitch III are citizens of the United States. Paul Anthony Brewer is a citizen of the United Kingdom.

(d)   Title of Class of Securities

      Common Stock, $0.01 par value ("Common Stock")

(e)   CUSIP Number   052036100

Item 3.  Not applicable

Item 4.  Ownership

(a)   Amount Beneficially Owned

      The percentages used herein are calculated based upon the 82,025,017 shares of Common Stock issued and outstanding as of August 7, 2006, according to the Quarterly Report on Form 10-QSB, for the period ending June 30, 2006.

      As of the close of business on August 8, 2006

CUSIP No. 052036100                   13G                    Page 11 of 14 Pages

      1.    Rubicon Master Fund
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%
            (c)

                  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      2.    Rubicon Fund Management Ltd.
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%
            (c)

                  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      3.    Rubicon Fund Management LLP
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%
            (c)

                  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      4.    Paul Anthony Brewer
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%
            (c)

                  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      5.    Jeffrey Eugene Brummette
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%
            (c)

                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      6.    William Francis Callanan
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%
            (c)

                  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      7.    Vilas Gadkari
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%

CUSIP No. 052036100                   13G                    Page 12 of 14 Pages

            (c)

                  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      8.    Horace Joseph Leitch III
            (a) Amount beneficially owned: 11,750,000
            (b) Percent of class: 14.32%
            (c)

                  (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote 11,750,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                  11,750,000

      Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, Horace Joseph Leitch III, own directly no shares of Common Stock. Pursuant to Investment Agreements, each of Rubicon Fund Management Ltd., and Rubicon Fund Management LLP share all investment and voting power with respect to the Securities held by Rubicon Master Fund. By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended, each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, and Horace Joseph Leitch III may be deemed to own beneficially 11,750,000 shares of Common Stock (constituting approximately 14.32% the shares of Common Stock outstanding). Each of Rubicon Fund Management Ltd., Rubicon Fund Management LLP, Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, and Horace Joseph Leitch III disclaim beneficial ownership of any securities covered by this statement.

Item 5. Ownership of Five Percent or Less of a Class

      Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not applicable.

Item 8. Identification and Classification of Members of the Group

      This statement is filed by:

      Not Applicable

Item 9. Notice of Dissolution of Group

      Not applicable

Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose

CUSIP No. 052036100                   13G                    Page 13 of 14 Pages

or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: August 9, 2006

RUBICON MASTER FUND
by: Rubicon Fund Management, L.P. its
investment manager

By: /s/ Horace Joseph Leitch III
    -----------------------------------
    Name: Horace Joseph Leitch III
    Title: Authorized Person

RUBICON FUND MANAGEMENT LTD.

By: /s/ David DeRosa
    -----------------------------------
    Name: David DeRosa
    Title: Authorized Person

RUBICON FUND MANAGEMENT LLP

By: /s/ Horace Joseph Leitch III
    -----------------------------------
    Name: Horace Joseph Leitch III
    Title: Authorized Person

PAUL ANTHONY BREWER

By: /s/ Paul Anthony Brewer
    -----------------------------------
Name: Paul Anthony Brewer

JEFFREY EUGENE BRUMMETTE

By: /s/ Jeffrey Eugene Brummette
    -----------------------------------
    Name: Jeffrey Eugene Brummette

WILLIAM FRANCIS CALLANAN

By: /s/ William Francis Callanan
    -----------------------------------
    Name: William Francis Callanan

VILAS GADKARI

By: /s/ Vilas Gadkari
    -----------------------------------
    Name: Vilas Gadkari

HORACE JOSEPH LEITCH III

By: /s/ Horace Joseph Leitch III
    -----------------------------------
    Name: Horace Joseph Leitch III